UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

OREXIGEN THERAPEUTICS, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, $0.001 Par Value Per Share

(Title of Class of Securities)

686164104

(CUSIP Number of Common Stock Underlying Class of Securities)

Michael A. Narachi

President and Chief Executive Officer

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, California 92037

(858) 875-8600

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications On Behalf of Filing Person)

Copies to

Heather D. Turner, Esq.	Thomas S. Welk, Esq.
SVP, General Counsel and Secretary	Cooley LLP
Orexigen Therapeutics, Inc.	4401 Eastgate Mall
3344 N. Torrey Pines Ct., Suite 200	San Diego, CA 92121
La Jolla, California 92037	(858) 550-6000
(858) 875-8600

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$10,283,413	$1,193.90

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in the offer will be tendered pursuant to this offer. These options covered an aggregate of 9,831,179 shares of the issuer’s common stock, and had an aggregate value of $10,283,413 as of June 22, 2011, calculated based on a Black-Scholes option pricing model.
**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $116.10 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.0001161 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.

Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☐

Item 1.	Summary Term Sheet.

The information set forth under “Summary Term Sheet—Overview” and “Summary Term Sheet—Questions and Answers” in the Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, dated June 24, 2011 (the “Exchange Offer”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address. The issuer is Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”). The Company’s principal executive offices are located at 3344 N. Torrey Pines Ct., Suite 200, La Jolla, California 92037 and the telephone number of its principal executive offices is (858) 875-8600.

(b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to certain optionholders, subject to specified conditions, to exchange some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). An option will be eligible for exchange (an “Eligible Option”) if it was granted under the Company’s 2007 Equity Award Incentive Plan, as amended (the “2007 Plan”), and was granted on or prior to June 24, 2011.

Optionholders tendering Eligible Options will receive in exchange new options to purchase the same number of shares of Common Stock to be granted under the 2007 Plan (the “New Options”). This offer is being made upon the terms and subject to the conditions set forth in the Exchange Offer and in the related accompanying Election Form, attached hereto as Exhibit (a)(1)(D).

The information set forth in the Exchange Offer under “Summary Term Sheet—Overview,” “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”), Section 7 (“Price Range of Our Common Stock”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) is incorporated herein by reference.

(c) Trading Market and Price. The information set forth in the Exchange Offer under Section 7 (“Price Range of Our Common Stock”) is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Name and Address. The Company is both the filing person and the subject company. The information set forth under Item 2(a) above is incorporated herein by reference. The address of each of the Company’s executive officers and directors, as follows, is 3344 N. Torrey Pines Ct., Suite 200, La Jolla, California 92037:

Executive Officers

Michael A. Narachi	President, Chief Executive Officer and Director
Joseph P. Hagan	Chief Business Officer
Mark D. Booth	Chief Commercial Officer
Heather D. Turner	Senior Vice President, General Counsel and Secretary
Preston Klassen, M.D., M.H.S.	Head of Global Contrave Program and Senior Vice President, Product Development
Dawn Viveash, M.D.	Senior Vice President, Regulatory Affairs

Directors

Eckard Weber, M.D.
Louis C. Bock
Wendy L. Dixon, Ph.D.
Brian H. Dovey
Peter K. Honig, M.D.
Joseph S. Lacob
Patrick J. Mahaffy
Michael F. Powell, Ph.D.
Daniel K. Turner III

Item 4.	Terms of the Transaction.

(a) Material Terms. The information set forth in the Exchange Offer under “Summary Term Sheet—Overview,” “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 3 (“Procedures for Tendering Eligible Options”), Section 4 (“Withdrawal Rights”), Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”), Section 6 (“Conditions of This Exchange Offer”), Section 8 (“Source and Amount of Consideration; Terms of New Options”), Section 9 (“Information Concerning Us; Financial Information”); Section 11 (“Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”), Section 12 (“Legal Matters; Regulatory Approvals”), Section 13 (“Material United States Tax Consequences”), and Section 14 (“Extension of Exchange Offer; Termination; Amendment”) is incorporated herein by reference.

(b) Purchases. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The 2007 Plan included with the Exchange Offer and incorporated herein by reference as Exhibit (d)(7) also contains information regarding the subject company.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes. The information set forth in the Exchange Offer under Section 2 (“Purpose of This Exchange Offer”) is incorporated herein by reference.

(b) Use of Securities Acquired. The information set forth in the Exchange Offer under Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 11 (“Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”) is incorporated herein by reference.

(c) Plans. The information set forth in the Exchange Offer under Section 2 (“Purpose of This Exchange Offer”) is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds. The information set forth in the Exchange Offer under Section 8 (“Source and Amount of Consideration; Terms of New Options”) and Section 15 (“Fees and Expenses”) is incorporated herein by reference.

(b) Conditions. The information set forth in the Exchange Offer under Section 6 (“Conditions of This Exchange Offer”) is incorporated herein by reference.

(d) Borrowed Funds. Not applicable.

Item 8.	Interest in Securities of the Subject Company.

(a) Securities Ownership. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(b) Securities Transactions. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

Not applicable.

Item 10.	Financial Statements.

(a) Financial Information. The information set forth in Item 15 (“Exhibits, Financial Statement Schedules”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010; Part I, Item 1 (“Financial

Statements”) of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; the financial information contained in the Exchange Offer under Section 9 (“Information Concerning Us; Financial Information”) including Schedule A to the Exchange Offer; and Section 16 (“Additional Information”) is incorporated herein by reference. See Section 16 (“Additional Information”) for more information regarding how to obtain copies of or otherwise review such reports.

(b) Pro Forma Information. Not applicable.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

(1)	The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(2)	The information set forth in the Exchange Offer under Section 12 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(3)	Not applicable.

(4)	Not applicable.

(5)	Not applicable.

(b) Other Material Information. Not applicable.

Item 12.	Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated June 24, 2011

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)	Election Form

(a)(1)(D)	Form of Eligible Option Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(I)	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(J)	Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 11, 2011 and incorporated herein by reference

(a)(1)(K)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Securities and Exchange Commission on May 9, 2011 and incorporated herein by reference

(b)	Not applicable

(d)(1)	Second Amended and Restated Investors’ Rights Agreement dated November 20, 2006, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(2)	Registration Rights Waiver and Amendment dated January 6, 2008, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 7, 2008 and incorporated herein by reference

(d)(3)	Form of Director and Executive Officer Indemnification Agreement, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(4)	Form of Executive Officer Employment Agreement, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 28, 2010 and incorporated herein by reference

(d)(5)	2004 Stock Plan and forms of option agreements thereunder, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(6)	Independent Director Compensation Policy, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 2, 2010 and incorporated herein by reference

(d)(7)	2007 Equity Incentive Award Plan, as amended, and forms of stock option grant notice and stock option agreement thereunder, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 2, 2010 and incorporated herein by reference

(d)(8)	Form of Director and Executive Officer Indemnification Agreement, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(9)	Form of Executive Officer Employment Agreement, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 28, 2010 and incorporated herein by reference

(d)(10)	Separation Agreement dated February 16, 2011 by and between the Registrant and Graham K. Cooper, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 17, 2011 and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

OREXIGEN THERAPEUTICS, INC.

By:	/S/ MICHAEL A. NARACHI
Michael A. Narachi
President and Chief Executive Officer

Date: June 24, 2011

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated June 24, 2011

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)	Election Form

(a)(1)(D)	Form of Eligible Option Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(I)	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(J)	Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 11, 2011 and incorporated herein by reference

(a)(1)(K)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Securities and Exchange Commission on May 9, 2011 and incorporated herein by reference

(b)	Not applicable

(d)(1)	Second Amended and Restated Investors’ Rights Agreement dated November 20, 2006, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(2)	Registration Rights Waiver and Amendment dated January 6, 2008, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 7, 2008 and incorporated herein by reference

(d)(3)	Form of Director and Executive Officer Indemnification Agreement, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(4)	Form of Executive Officer Employment Agreement, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 28, 2010 and incorporated herein by reference

(d)(5)	2004 Stock Plan and forms of option agreements thereunder, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(6)	Independent Director Compensation Policy, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 2, 2010 and incorporated herein by reference

(d)(7)	2007 Equity Incentive Award Plan, as amended, and forms of stock option grant notice and stock option agreement thereunder, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 2, 2010 and incorporated herein by reference

(d)(8)	Form of Director and Executive Officer Indemnification Agreement, filed as an exhibit to the Company’s Form S-1, as amended, filed with the Securities and Exchange Commission on December 19, 2006 and incorporated herein by reference

(d)(9)	Form of Executive Officer Employment Agreement, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 28, 2010 and incorporated herein by reference

(d)(10)	Separation Agreement dated February 16, 2011 by and between the Registrant and Graham K. Cooper, filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 17, 2011 and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable